UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2008

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-04801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06011-0489
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On December 17 and 18, 2008, the Company announced to impacted employees that certain non-core businesses of its Barnes Group (U.K.) Limited subsidiary will be exited. The non-core activities include the mobile sales force unit, the direct sales to car dealerships unit, and the systems business and catalog unit of Barnes Group (U.K.) Limited. The exit activities include a combination of (i) the sale of certain assets and the transfer of related employees among three purchasers and (ii) the liquidation of assets, termination of related contracts and severing of employees. Ninety-nine employees based in the United Kingdom were affected. The Company approved the proposal to take this action, subject to applicable UK employment law, on October 23, 2008. It is anticipated that the action will be completed by December 31, 2008. The total charges associated with this action are estimated to be approximately $3.7 million before taxes, which will be recorded in the fourth quarter of 2008. Of the total charges, approximately $0.7 million are employee-related costs, including severance and other termination benefits; approximately $1.5 million are asset impairment charges; approximately $0.4 million are for contract termination costs; and approximately $1.1 million are for other costs. Approximately $2.2 million of the total charges are expected to result in future cash expenditures. These cash expenditures are expected to be largely offset by the sale of the warehouse used in connection with the activities. In addition, a tax expense of approximately $3.7 million will be recorded for the write-off of deferred taxes based on expected recoverability.

Item 7.01.	Regulation FD Disclosure.

On December 19, 2008, the Company issued a press release, attached hereto as Exhibit 99.1 and incorporated herein by reference, regarding the actions described above in Item 2.05.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated December 19, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2008	BARNES GROUP INC.
(Registrant)

	By:	/s/ Francis C. Boyle, Jr.
Francis C. Boyle, Jr.
Vice President, Controller and Acting Chief Financial Officer

Exhibit Index

Exhibit Number	Document Description
99.1	Press release dated December 19, 2008